Exhibit D

Execution Version

SUPPORT AGREEMENT

This SUPPORT AGREEMENT (this “Agreement”) is entered into as of October 19, 2016 by and among (1) Ocean Management Holdings Limited, an exempted company incorporated under the laws of the Cayman Islands (“Parent”), (2) certain shareholders (each, a “Shareholder” and collectively, the “Shareholders”) of Qunar Cayman Islands Limited, an exempted company incorporated under the laws of the Cayman Islands (the “Company”), and (3) the Company.  Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement (as defined below).

RECITALS

WHEREAS, Parent, Ocean Management Merger Sub Limited, an exempted company incorporated under the laws of the Cayman Islands and a direct wholly-owned subsidiary of Parent (“Merger Sub”), and the Company have, concurrently with the execution of this Agreement, entered into an Agreement and Plan of Merger, dated as of the date hereof (as may be amended, restated, supplemented or otherwise modified from time to time  in accordance with its terms, the “Merger Agreement”), pursuant to which Merger Sub will be merged with and into the Company (the “Merger”), with the Company continuing as the surviving company and becoming a wholly-owned subsidiary of Parent, upon the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS, as of the date hereof, each Shareholder is the beneficial owner (as defined under Rule 13d-3 of the Exchange Act) of certain number of Class B ordinary shares, par value US$0.001 of the Company (“Shares”) (including Shares represented by American Depositary Shares of the Company, each representing three Shares (the “ADSs”))  as set forth in the column titled “Rollover Shares” opposite such Shareholder’s name on Schedule A hereto (such Shares, together with any other Shares and securities of the Company acquired (whether beneficially or of record) by such Shareholder after the date hereof and prior to the earlier of the Effective Time and the termination of all of such Shareholder’s obligations under this Agreement, including, without limitation, any Shares or securities of the Company acquired by means of purchase, dividend or distribution, or issued upon the exercise or settlement of any or warrants or the conversion of any convertible securities or otherwise, being collectively referred to herein as the “Rollover Shares”);

WHEREAS, in connection with the consummation of the Merger, each Shareholder agrees to (a) have all of the Rollover Shares cancelled for no Merger Consideration, (b) subscribe for newly issued ordinary shares of Parent immediately prior to the Closing, and (c) vote the Rollover Shares at the Shareholders’ Meeting in favor of the Transactions, in each case upon the terms and conditions set forth herein;

WHEREAS, in order to induce Parent, Merger Sub and the Company to enter into the Merger Agreement and consummate the transactions contemplated thereby, including the Merger, the Shareholders are entering into this Agreement; and

WHEREAS, the Shareholders acknowledge that Parent, Merger Sub and the Company are entering into the Merger Agreement in reliance on the representations, warranties, covenants and other agreements of the Shareholders set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
Voting

Section 1.1            Voting.   From and after the date hereof until the earlier of (x) the Effective Time, and (y) the termination of the Merger Agreement pursuant to and in compliance with the terms therein (such earlier time, the “Expiration Time”), each of the Shareholders hereby irrevocably and unconditionally agrees that at the Shareholders’ Meeting or any other annual or extraordinary general meeting of the shareholders of the Company, however called, at which any of the matters described in paragraphs (a) — (f) hereof is to be considered (and any adjournment thereof), or in connection with any written resolution of the Company’s shareholders which considers the same matters, each of the Shareholders shall (i) in case of a meeting, appear or cause its or his representative(s) to appear at such meeting or otherwise cause its or his Rollover Shares to be counted as present thereat for purposes of determining whether a quorum is present, and (ii) vote or cause to be voted (including by proxy or written resolution, if applicable) all of its or his Rollover Shares:

(a)           for the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger,

(b)           against any Competing Transaction or any other transaction, proposal, agreement or action made in opposition to authorization and approval of the Merger Agreement or in competition or inconsistent with the Transactions, including the Merger,

(c)           against any other action, agreement or transaction that is intended, that could reasonably be expected, or the effect of which could reasonably be expected, to materially impede, interfere with, delay, postpone, discourage or adversely affect any of the Transactions, including the Merger, or this Agreement or the performance by such Shareholder of its obligations under this Agreement, including without limitation, (i) any extraordinary corporate transaction, such as a scheme of arrangement, merger, consolidation or other business combination involving the Company or any of its Subsidiaries (other than the Merger); (ii) a sale, lease or transfer of a material amount of assets of the Company or any of its Subsidiaries or a reorganization, recapitalization or liquidation of the Company or any of its Subsidiaries;  (iii) any material change in the present capitalization or dividend policy of the Company or any amendment or other change to the Company’s memorandum or articles of association, except if approved in writing by Parent; or (iv) any other action that would require the consent of Parent pursuant to the Merger Agreement, except if approved in writing by Parent,

(d)           against any action, proposal, transaction or agreement that could reasonably be expected to result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement, or of any Shareholder contained in this Agreement or otherwise reasonably requested by Parent or the Company in order to consummate the Transactions, including the Merger,

(e)           in favor of any other matter necessary to effect the Transactions, including the Merger, and

(f)            in favor of any adjournment of the Shareholders’ Meeting or other annual or extraordinary general meeting of the shareholders of the Company, however called, at which any of the matters described in paragraphs (a) — (e) in this Section 1.1 is to be considered (and any adjournment or postponement thereof) as may be reasonably requested by Parent.

ARTICLE II
Cancellation and Parent Issuance

Section 2.1            Cancellation.  Subject to the terms and conditions set forth herein, each Shareholder agrees that, at the Effective Time, all of the Rollover Shares held by it or him shall be cancelled for no consideration in connection with the Merger.  Each Shareholder will take all actions necessary to cause its or his Rollover Shares to be treated as set forth herein.

Section 2.2            Issuance of Parent Shares.   Immediately prior to the Closing, in consideration for (a) the cancellation of the Rollover Shares held by the Shareholders in accordance with Section 2.1, Parent shall issue to each Shareholder (or, if designated by such Shareholder in writing, an Affiliate of such Shareholder), the number of newly issued ordinary shares of Parent, par value US$0.0001 per share (“Parent Shares”), as set forth opposite such Shareholder’s name on Schedule B hereto, at a consideration per share equal to its par value.  Each Shareholder hereby acknowledges and agrees that (i) delivery of the Parent Shares that such Shareholder subscribed under this Section 2.2 (the “Subscription Shares”) shall constitute complete satisfaction of all obligations towards or sums due to such Shareholder by Parent and Merger Sub in respect of the Rollover Shares held by such  Shareholder and cancelled at the Effective Time as contemplated by Section 2.1 above, and (ii) such Shareholder shall have no right to any Merger Consideration in respect of its or his Rollover Shares.

Section 2.3            Closing.  Subject to the satisfaction (or waiver, if permissible) in full of all of the conditions set forth in Sections 7.01, 7.02 and 7.03 of the Merger Agreement (other than conditions that by their nature are to be satisfied or waived, as applicable, at the Closing), the closing (the “Rollover Closing”) of the subscription and issuance of Subscription Shares contemplated hereby shall take place immediately prior to the Closing.

Section 2.4            Deposit of Rollover Shares.  No later than three (3) Business Days prior to the Closing, the Shareholders shall deliver or cause to be delivered to Parent all certificates representing such Rollover Shares (if applicable) in such Persons’ possession, for cancellation in accordance with the terms of this Agreement; such certificates and documents shall be held by Parent or any agent authorized by Parent until the Closing.

ARTICLE III
Representations, Warranties and Covenants of the Shareholders

Section 3.1            Representations and Warranties.  Each Shareholder represents and warrants, severally and not jointly, to Parent and the Company that, as of the date hereof and as of the Closing and the Rollover Closing:

(a)           Each Shareholder has full legal right, power, capacity and authority to execute and deliver this Agreement, to perform its or his obligations hereunder and to consummate the transactions contemplated hereby;

(b)           this Agreement has been duly executed and delivered by such Shareholder and the execution, delivery and performance of this Agreement by such Shareholder and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate or similar action on the part of such Shareholder and no other corporate or similar actions or proceedings on the part of such Shareholder are necessary to authorize this Agreement or to consummate the transactions contemplated hereby;

(c)           assuming due authorization, execution and delivery by Parent and the Company, this Agreement constitutes a legal, valid and binding agreement of such Shareholder, enforceable against such Shareholder in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law);

(d)           (i) such Shareholder (A) is and, immediately prior to the Closing, will be the legal and beneficial owner of, and will have good and valid title to, its or his Rollover Shares, free and clear of Liens other than as created by this Agreement, and (B) has and, as of the Closing will have, sole or shared (together with Affiliates controlled by such Shareholder) voting power, power of disposition, and power to control dissenter’s rights, in each case with respect to all of its or his Rollover Shares, with no limitations, qualifications, or restrictions on such rights, subject to applicable United States federal securities laws, laws of the Cayman Islands, laws of the People’s Republic of China and the terms of this Agreement; (ii) except as contemplated hereby, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which such Shareholder is a party relating to the transfer, pledge, other disposition or voting of any of its or his Rollover Shares and the Rollover Shares held by such Shareholder are not subject to any voting trust agreement or other Contract to which such Shareholder is a party restricting or otherwise relating to the voting, transfer, pledge or other disposition of such Rollover Shares other than this Agreement; (iii) such Shareholder has not transferred, pledged or otherwise disposed of, directly or indirectly, any Rollover Shares, or any interest in any of any Rollover Shares pursuant to any  swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction, collar transaction or any other transaction (including any option with respect to any such transaction) or combination of any such transactions, in each case involving any Rollover Shares and (A) has, or would reasonably be expected to have, the effect of reducing or limiting such Shareholder’s economic interest in such Rollover Shares and/or (B) grants a third party the right to vote, dispose of or direct the voting or disposition of such Rollover Shares (any such transaction, a “Derivative Transaction”); (iv) as of the date hereof, other than its or his Rollover Shares, such Shareholder does not own, beneficially or of record, any Shares, securities of the Company, or any direct or indirect interest in any such securities (including by way of derivative securities or Derivative Transactions); (v) except with the prior written consent of Parent and the Company Board or contemplated under this Agreement, such Shareholder has not, directly or indirectly, offered or agreed to sell, transfer, assign, tender in any tender or exchange offer or similar transactions, pledge or otherwise dispose of, either voluntarily or involuntarily, or knowingly enter into any Contract with respect to the transfer, pledge or other disposition of Rollover Shares or any interest therein, nor does such Shareholder possess any intention to effect any of the aforementioned actions under this subsection (v) prior to the Closing; and (vi) such Shareholder has not appointed or granted any proxy or power of attorney that is still in effect with respect to any of its or his Rollover Shares;

(e)           except for the applicable requirements of the Exchange Act, neither the execution, delivery or performance of this Agreement by such Shareholder, nor the consummation by such Shareholder of the transactions contemplated hereby, nor compliance by such Shareholder with any of the provisions hereof shall (i) conflict with or violate any provision of the organizational documents of such Shareholder, (ii) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on property or assets of such Shareholder pursuant to any Contract to which such Shareholder is a party or by which such Shareholder or any property or asset of such Shareholder is bound or affected, in each case which have, or could have, the effect of preventing, impeding or interfering with or adversely affecting the performance by such Shareholder of its or his obligations under this Agreement, or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to such Shareholder or any of such Shareholder’s properties or assets;

(f)            there is no Action pending or threatened against such Shareholder or any of its or his Affiliates that would reasonably be expected, individually or in the aggregate, to restrict or prohibit the performance by such Shareholder of its obligations under this Agreement or to prevent or materially impair the consummation of the Transactions, including the Merger. None of such Shareholder or any of its or his Affiliates is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority that would reasonably be expected, individually or in the aggregate, to restrict or prohibit the performance by such Shareholder of its obligations under this Agreement or to prevent or materially impair the consummation of the Transactions, including the Merger;

(g)           such Shareholder understands and acknowledges that Parent, Merger Sub and the Company are entering into the Merger Agreement and the other agreements contemplated thereby in reliance upon such Shareholder’s execution, delivery and performance of this Agreement.

Section 3.2            Covenants.  Each Shareholder hereby:

(a)           agrees, prior to the Expiration Time, not to knowingly take any action that would make any representation or warranty of such Shareholder contained herein untrue or incorrect or have or could have the effect of preventing, impeding or interfering with or adversely affecting the performance by such Shareholder of its obligations under this Agreement;

(b)           irrevocably waives, and agrees not to exercise, any rights of appraisal or rights of dissent from the Merger that such Shareholder may have with respect to such Shareholder’s Rollover Shares (including, without limitation, any rights under Section 238 of the CICL) prior to the Expiration Time;

(c)           agrees to permit the Company to publish and disclose in the Proxy Statement (including all documents filed with the SEC in accordance therewith), such Shareholder’s identity and beneficial ownership of Shares or other equity securities of the Company and the nature of such Shareholder’s commitments, arrangements and understandings under this Agreement;

(d)           agrees and covenants that such Shareholder shall promptly notify Parent and the Company of any new Shares with respect to which beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) is acquired by such Shareholder, including, without limitation, by purchase, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such shares, or upon exercise or conversion of any securities of the Company after the date hereof, or through any derivative security or Derivative Transaction; and

(e)           agrees further that, upon request of Parent or the Company, such Shareholder shall execute and deliver any additional documents, consents or instruments and take such further actions as may reasonably be deemed by Parent or the Company, as applicable, to be necessary or desirable to carry out the provisions of this Agreement.

ARTICLE IV
Representations and Warranties of Parent

Section 4.1            Parent represents and warrants to each Shareholder and the Company that as of the date hereof and as of the Closing:

(a)           Parent is an exempted company duly incorporated, validly existing and in good standing under the laws of the Cayman Islands and has all requisite corporate or similar power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by Parent and the execution, delivery and performance of this Agreement by Parent and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and no other corporate actions or proceedings on the part of Parent are necessary to authorize this Agreement or to consummate the transactions contemplated hereby.  Assuming due authorization, execution and delivery by the Shareholders and the Company, this Agreement constitutes a legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

(b)           Except for the applicable requirements of the Exchange Act and laws of the Cayman Islands, (i) no filing with, and no permit, authorization, consent or approval of, any Governmental Authority is necessary on the part of Parent for the execution, delivery and performance of this Agreement by Parent or the consummation by Parent of the transactions contemplated hereby, and (ii) neither the execution, delivery or performance of this Agreement by Parent, nor the consummation by Parent of the transactions contemplated hereby, nor compliance by Parent with any of the provisions hereof shall (A) conflict with or violate any provision of the organizational documents of Parent, (B) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on such property or asset of Parent pursuant to, any Contract to which Parent is a party or by which Parent or any of property Parent or asset is bound or affected, or (C) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent or any of Parents properties or assets.

(c)           At and immediately after the Closing and the Rollover Closing, (A) the authorized share capital of Parent shall consist of 500,000,000 Parent Shares, (B) each Shareholder shall own beneficially and of record such number of Parent Shares as set forth opposite its or his name on Schedule B hereto, and (C) other than as set forth on Schedule B hereto, no other Parent Shares shall be issued or outstanding. At and immediately after the Closing, there shall be (i) no options, warrants, or other rights to acquire share capital of Parent, (ii) no outstanding securities exchangeable or exercisable for or convertible into share capital of Parent, and (iii) no outstanding rights to acquire or obligations to issue any such share capital, options, warrants, rights or securities. The Parent Shares will be duly authorized, validly issued, fully paid and non-assessable, and free and clear of all Liens, preemptive rights, rights of first refusal, subscription and similar rights (other than those arising under any agreements entered into at the Closing by all of the Shareholders)  when issued.

ARTICLE V
Termination

Section 5.1            This Agreement, and the obligations of the Shareholders hereunder, shall terminate and be of no further force or effect immediately upon the earlier to occur of (a) the Closing, and (b) the date of termination of the Merger Agreement in accordance with its terms; provided, that this Article V and Article VI shall survive any termination of this Agreement.  Nothing in this Article V shall relieve or otherwise limit any party’s liability for any breach of this Agreement prior to the termination of this Agreement.

ARTICLE VI
Miscellaneous

Section 6.1            Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile or by international overnight courier to the respective parties at the address set forth on the signature pages hereto under each party’s name (or at such other address for a party as shall be specified in a notice given in accordance with this Section 6.1).

Section 6.2            Severability.  If any provision of this Agreement is held to be invalid or unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the parties to the maximum extent possible.  In any event, the invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of this Agreement, including that provision, in any other jurisdiction.

Section 6.3            Entire Agreement.  This Agreement, the Merger Agreement and the agreements contemplated thereby, constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

Section 6.4            Specific Performance.  The Shareholders acknowledge and agree that monetary damages would not be an adequate remedy for the Company in the event that any covenant or agreement of the Shareholders in this Agreement is not performed in accordance with its terms, and therefore agree that, in addition to and without limiting any other remedy or right available to Company (including the right to simultaneously seek monetary damages), Company will have the right to an injunction, temporary restraining order or other equitable relief in any court of competent jurisdiction enjoining any such breach and enforcing specifically the terms and provisions hereof. The Shareholders agree not to oppose the granting of such relief in the event a court determines that such a breach has occurred, and to waive any requirement for the securing or posting of any bond in connection with such remedy. All rights, powers, and remedies of the Company provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any such right, power or remedy by the Company shall not preclude the simultaneous or later exercise of any other such right, power or remedy by the Company.

Section 6.5            Amendments; Waivers.  At any time prior to the Expiration Time, any provision of this Agreement may be amended or waived if, and only if such amendment or waiver is in writing and signed, in the case of an amendment, by the Shareholders; Parent and the Company, or in the case of a waiver, by the party against whom the waiver is to be effective.  Notwithstanding the foregoing, no failure or delay by a party hereto in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

Section 6.6            Governing Law.  This Agreement shall be interpreted, construed and governed by and in accordance with the laws of the State of New York without regard to the conflicts of law principles thereof, except that the following matters arising out of or relating to this Agreement shall be interpreted, construed and governed by and in accordance with the laws of the Cayman Islands in respect of which the parties hereto hereby irrevocably submit to the nonexclusive jurisdiction of the courts of the Cayman Islands: the Merger the vesting of the undertaking, property and liabilities of Merger Sub in the Surviving Company, the contribution and cancellation of the Shares (including Shares represented by ADSs), the rights provided for in Section 238 of the CICL with respect to any Dissenting Shares, the fiduciary or other duties of the Company Board and the directors of Merger Sub and the internal corporate affairs of the Company and Merger Sub.

Section 6.7            Dispute Resolution.

(a)           Subject to the exception for jurisdiction of the courts of the Cayman Islands in Section 6.6, any disputes, actions and proceedings against any party arising out of or in any way relating to this Agreement shall be submitted to the Hong Kong International Arbitration Centre (“HKIAC”) and resolved in accordance with the Arbitration Rules of HKIAC in force at the relevant time and as may be amended by this Section 6.7 (the “Rules”).  The place of arbitration shall be Hong Kong.  The official language of the arbitration shall be English and the arbitration tribunal shall consist of three arbitrators (each, an “Arbitrator”).  The claimant(s), irrespective of number, shall nominate jointly one Arbitrator; the respondent(s), irrespective of number, shall nominate jointly one Arbitrator; and a third Arbitrator will be nominated jointly by the first two Arbitrators and shall serve as chairman of the arbitration tribunal.  In the event the claimant(s) or respondent(s) or the first two Arbitrators shall fail to nominate or agree the joint nomination of an Arbitrator or the third Arbitrator within the time limits specified by the Rules, such Arbitrator shall be appointed promptly by the HKIAC.  The arbitration tribunal shall have no authority to award punitive or other punitive-type damages. The award of the arbitration tribunal shall be final and binding upon the disputing parties.  Any party to an award may apply to any court of competent jurisdiction for enforcement of such award and, for purposes of the enforcement of such award, the parties irrevocably and unconditionally submit to the jurisdiction of any court of competent jurisdiction and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum.

(b)           Notwithstanding anything to the contrary contained herein, the parties hereby consent to and agree that in addition to any recourse to arbitration as set out in this Section 6.7, the Company may, to the extent permitted under the laws of the jurisdiction where application is made, seek an interim injunction from a court or other authority with competent jurisdiction and, notwithstanding that this Agreement is governed by the laws of the State of New York or the Cayman Islands, as applicable, a court or authority hearing an application for injunctive relief may apply the procedural law of the jurisdiction where the court or other authority is located in determining whether to grant the interim injunction.  For the avoidance of doubt, this Section 6.7(b) is only applicable to the seeking of interim injunctions and does not restrict the application of Section 6.7(a) hereof in any way.

Section 6.8            No Third Party Beneficiaries.  There are no third party beneficiaries of this Agreement and nothing in this Agreement, express or implied, is intended to confer on any person other than the parties hereto (and their respective successors, heirs and permitted assigns), any rights, remedies, obligations or liabilities, except as specifically set forth in this Agreement.

Section 6.9            Assignment; Binding Effect.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Parent may assign this Agreement (in whole but not in part) in connection with a permitted assignment of the Merger Agreement by Parent, as applicable; provided, that no assignment by any party shall relieve the assigning party of any of its obligations hereunder.  Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Section 6.10          No Presumption Against Drafting Party.  Each of the parties to this Agreement acknowledges that it or he has been represented by independent counsel in connection with this Agreement and the transactions contemplated by this Agreement.  Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

Section 6.11          Counterparts.  This Agreement may be executed in two or more consecutive counterparts (including by facsimile or email pdf format), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy, email pdf format or otherwise) to the other parties; provided, however, that if any of the Shareholders fails for any reason to execute, or perform its or his obligations under this Agreement, this Agreement shall remain effective as to all parties executing this Agreement.

[Signature Pages to follow]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

PARENT

Ocean Management Holdings Limited

By:	/s/ Tony Tianyi Jiang
Name:	Tony Tianyi Jiang
Title:	Director

Notice details:

Address:	Level 2
133 Yuan Ming Yuan Ave
Shanghai, China

Attention:	Tony Tianyi Jiang
Facsimile:	+86 21 5321 1699

With a copy to (which alone shall not constitute notice):

Address:	Skadden, Arps, Slate, Meagher & Flom
c/o: 42/F Edinburgh Tower, The Landmark,
15 Queen’s Road Central, Hong Kong

Attention:	Z. Julie Gao / Haiping Li
Facsimile:	+852 3910 4850 / +852 3910 4835

[Signature Page to Support Agreement]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

SHAREHOLDERS

CTRIP.COM INTERNATIONAL, LTD.

By:	/s/ Xiaofan Wang
Name:	Xiaofan Wang
Title:	CFO

Notice details:

Address:	99 Fu Quan Road, Shanghai 200335,
People’s Republic of China

Attention:	Chief Financial Officer
Facsimile:	+86 21 5251 0000

[Signature Page to Support Agreement]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

SHAREHOLDERS

MOMENTUM STRATEGIC HOLDINGS, L.P.

By:	/s/ Amber Ramsey
Name:	Amber Ramsey
Title:	Director of Momentum Strategic GP, Ltd.
Acting as general partner of Momentum
Strategic Holdings, L.P.

Notice details:

Address:	c/o Walkers Corporate Limited,
Cayman Corporate Centre,
27 Hospital Road, George Town,
Grand Cayman, KY1-9008,
Cayman Island
Attention:	Momentum Strategic GP, Ltd.
Facsimile:

[Signature Page to Support Agreement]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

SHAREHOLDERS

M STRAT HOLDINGS, L.P.

By:	/s/ David Bree
Name:	David Bree
Title:	Director of M Strat Holdings GP, Ltd.
Acting as the general partner of M Strat
Holdings, L.P.

Notice details:

Address:	c/o Walkers Corporate Limited,
Cayman Corporate Centre,
27 Hospital Road, George Town,
Grand Cayman, KY1-9008,
Cayman Islands
Attention:	M. Strat Holdings GP, Ltd.
Facsimile:

[Signature Page to Support Agreement]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

SHAREHOLDERS

EARTHLY PARADISE INVESTMENT FUND L.P.

By: Earthly Paradise Investment Fund GP, Ltd., its General Partner acting for and on behalf of Earthly Paradise Investment Fund L.P.

By:	/s/ Authorised Signatory
Name:	Authorised Signatory
Title:	Director

Notice details:

Address:	P. O. Box 309, Ugland House, Grand Cayman,
KY1-1104, Cayman Islands

Attention:	Earthly Paradise Investment Fund GP, Ltd.
Facsimile:

[Signature Page to Support Agreement]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

SHAREHOLDERS

SEAVOUR INVESTMENT LIMITED

By:	/s/ Authorised Signatory
Name:	Authorised Signatory
Title:	Director

Notice details:

Address:	P. O. Box 1239, Offshore Incorporations Centre,
Victoria, Mahe, Republic of Seychelles

Attention:	Authorised Signatory
Facsimile:

[Signature Page to Support Agreement]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

SHAREHOLDERS

SHUOFENG HOLDINGS LIMITED

By:	/s/ Authorised Signatory
Name:	Authorised Signatory
Title:	Director

Notice details:

Address:	P. O. Box 957, Offshore Incorporations Centre,
Road Town, Tortola, British Virgin Islands

Attention:	Authorised Signatory
Facsimile:

[Signature Page to Support Agreement]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

SHAREHOLDERS

RICHBRIGHT INVESTMENT LIMITED

By:	/s/ Authorised Signatory
Name:	Authorised Signatory
Title:	Director

Notice details:

Address:	P. O. Box 3152, Road Town, Tortola,
British Virgin Islands

Attention:	Authorised Signatory
Facsimile:

[Signature Page to Support Agreement]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

SHAREHOLDERS

EAGLE LIMITED

By:	/s/ Authorised Signatory
Name:	Authorised Signatory
Title:	Director

Notice details:

Address:	P. O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands

Attention: Authorised Signatory
Facsimile:

[Signature Page to Support Agreement]

COMPANY

Qunar Cayman Islands Limited

By:	/s/ Jimmy Lai
Name:	Jimmy Lai
Title:	Chairman of the Special Committee

Notice details:

Address:	Qunar Cayman Islands Limited 17th Floor, Viva Plaza, Building 18 Yard 29, Suzhou Street, Haidian District Beijing 100080, PRC

Attention:	Xiaolu Zhu
Facsimile:	+86-010-57603545

With a copy to (which alone shall not constitute notice):

Kirkland & Ellis International LLP
Address:	c/o 26/F Gloucester Tower The Landmark 15 Queen’s Road Central Central, Hong Kong

Attention:	David Zhang
Jesse Sheley
Facsimile:	+852-3761-3301

[Signature Page to Support Agreement]

Schedule A

Rollover Shares

Shareholders	Rollover Shares
Ctrip.com International, Ltd.	190,152,519
Momentum Strategic Holdings, L.P.	34,974,767
M Strat Holdings, L.P.	85,748,724
Earthly Paradise Investment Fund L.P.	19,073,046
Seavour Investment Limited	20,768,196
Shuofeng Holdings Limited	20,996,538
Richbright Investment Limited	21,294,216
Eagle Limited	20,596,914

Sch A-1

Schedule B

Parent Shares At and Immediately After the Closing

Shareholders	Parent Shares
Ctrip.com International, Ltd.	190,152,519
Momentum Strategic Holdings, L.P.	34,974,767
M Strat Holdings, L.P.	85,748,724
Earthly Paradise Investment Fund L.P.	19,073,046
Seavour Investment Limited	20,768,196
Shuofeng Holdings Limited	20,996,538
Richbright Investment Limited	21,294,216
Eagle Limited	20,596,914
Ocean Management Limited	24,831,708

Sch B-1